Exhibit 99.1
For Immediate Release
American Axle & Manufacturing announces asset purchase agreement with FormTech Industries
Detroit, Michigan, December 5, 2008 — American Axle & Manufacturing (AAM), which is traded as AXL on the NYSE, today announced that it has executed an asset purchase agreement with FormTech Industries LLC (“FormTech”).
As part of this agreement, AAM exchanged its hub and spindle forging business for FormTech’s differential gear, hypoid pinion and ring gear forging businesses. In order to compensate for the difference in value between the assets and businesses exchanged by the parties, AAM made a cash payment to FormTech. The parties also exchanged certain direct and indirect inventories, fixed assets and tooling related to the exchanged businesses.
Other key aspects of the agreement include:
•	The sale of AAM’s Tonawanda Forge Facility to a third party. FormTech will continue to operate in the Tonawanda facility.

•	AAM’s acquisition of FormTech’s 50,000 square-foot manufacturing facility, in Ft. Wayne, Indiana. AccuGear, Inc., a newly formed AAM subsidiary, will produce net shaped differential gears for a variety of customers.
“Through this asset purchase agreement, AAM has strategically acquired new forging process technology. This strengthens AAM’s competitive position in the North American automotive forging market and enhances our ability to expand and diversify AAM’s market penetration into transaxle components for passenger cars and crossover vehicles, as well as transfer case and all-wheel-drive components,” says AAM Co-Founder, Chairman & CEO Richard E. Dauch.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.
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For more information...
Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications	Director, Investor Relations
& Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com
Or visit the AAM website at www.aam.com